Exhibit 10.1

SUMMARY OF

RURAL/METRO CORPORATION

2005 MANAGEMENT INCENTIVE PROGRAM

The Management Incentive Program (“MIP”) is an annual cash incentive plan for key executives and employees of Rural/Metro Corporation (the “Company”). At the beginning of each fiscal year, performance goals are created between the Company and the participant that document the participant’s accountabilities, and define levels of award opportunities on those accountabilities. The 2005 MIP provides for award opportunities varying from 31.25% to 75% of the participant’s base salary at the senior vice president level; 28.10% to 67.50% of the participant’s base salary at the group president and corporate vice president level; and 25% to 60% of the participant’s base salary at the managing director level. Awards are based upon achievement of budgeted net income from continuing operations (or, in the case of group presidents, budgeted group net income from continuing operations as adjusted for cost of capital and goodwill impairment charges, if any). The potential award is adjusted ratably for achievement between 90% and 150% of the applicable budgeted target. No award is payable for performance below 90% of the applicable budgeted target, and awards are capped at achievement of 150% of the applicable budgeted target. It is anticipated that the MIP terms and conditions in this Summary will be reflected in a definitive plan document consistent with prior years’ MIP arrangements.

The 2005 MIP includes a separate bonus opportunity based upon, among other things, successful completion of a refinancing transaction during fiscal 2005 or fiscal 2006 (including either or both of the 2003 Amended Credit Facility and the outstanding Senior Notes), and the future realization of certain related operating benefits. The maximum aggregate range of bonus opportunity is 1.0 -1.5% of the aggregate debt refinanced and equity raised (if any). The Company, acting through the Board, has sole discretion to determine whether (i) the refinancing transaction has been accomplished in a manner that merits the payment of a bonus of any amount; and (ii) if it is determined that a bonus is payable, the amount of such bonus to be paid. It is anticipated that the Board will take into account the following factors in evaluating the success of the refinancing transaction and/or the future operational benefits realized by the Company: interest rates; maturity date(s); covenant flexibility; availability of capital; equity raised (if any) and corresponding dilution to stockholders; availability of letter of credit facility; management of transaction costs; reduction of insurance costs; availability of financing for desired market expansions; and such other factors that the Board deems relevant in its sole discretion. It is anticipated that the following members of management will participate in the refinancing bonus pool (if any) in the proportions indicated: Jack Brucker, President and Chief Executive Officer, 31.00%; Michael Zarriello, Senior Vice President and Chief Financial Officer, 31.00%; Barry Landon, Senior Vice President, Billing and Collections; President of Southwest Ambulance and President of Arizona and Oregon Fire Divisions, 5.43%; and Kristi Ponczak, Vice President and Treasurer, 5.43%; the balance of any bonus pool will be allocated among other participating employees of the Company.